EXHIBIT 10.23

PERSONAL AND CONFIDENTIAL

M E M O R A N D U M

TO:                        Robert E. Rigsby                                                      November 16, 2001

FROM:                  Anne M. Grier                                                          Richmond, Virginia

Terms of Retirement

This memorandum sets forth the terms and conditions of your retirement.

Effective December 1, 2001, you will resign from your position as Executive Vice President and chief Operation Officer of Virginia Power and any other positions you hold as an officer or board member of Dominion Resources or its affiliates and subsidiaries (collectively referred to as the “Company”). Your employment with the Company will terminate and you will retire effective February 1, 2002.

Benefits Under Employment Contacts

Under the terms and conditions of your employment with the Company and the benefits described in the letter agreements dated September 15, 1995 and April 16, 1999, you are entitled upon your retirement to certain benefits as described below:

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In accordance with the terms of the letter agreement dated September 15, 1995 you will be paid a lump sum severance equal to 6 months of your final base salary. This payment will equal $200,000, less applicable withholding taxes, and will be paid within 30 days of your retirement date.

Benefits Available as Additional Consideration

The benefits listed below will not be paid until a properly executed General Release becomes effective and enforceable. The release will become effective and enforceable seven days following your execution of the General Release.

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Severance Payment:    You will also receive a lump sum payment at retirement equal to one times your annual bas salary, or $400,000, less applicable withholding taxes. This amount will be paid within 30 days of your retirement date.

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Stock Options:    You have 350,000 nonqualified stock options granted on May 17, 1999. These options are fully vested and exercisable. As additional consideration, you may exercise these options until their expiration date of May 17, 2009.

You have 200,000 stock options granted on July 1, 2001. These options will become fully vested and exercisable as of the date of your retirement, and as additional consideration, will remain exercisable until the following expiration dates:

Percentage	Expiration Date
33- 1/3%	January 1, 2008
33- 1/3%	January 1, 2009
33- 1/3%	January 1, 2010

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Retirement Benefit Restoration Plan:    You will receive a benefit under the Company’s Retirement Benefit Restoration Plan calculated on the basis of age 60 and 30 years of credited service. As additional consideration, your benefit was also calculated using your final annual pay. If you elect a lump sum payment or a lump sum deferral to the Deferred Compensation Plan, this benefit will be paid, subject to approval by the Administrative Benefit Committee, within 30 days of the date of your retirement. Please see Attachment A for an explanation of this benefit and the associated election form.

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Executive Supplemental Retirement Plan:    Under the terms of the letter agreement dated April 16, 1999, you are entitled to a lifetime benefit under the Executive Supplemental Retirement Plan if your employment as an officer continues to the date of your 55th birthday. As additional consideration, the age requirement for this benefit is being waived and you will receive a lifetime ESRP benefit as of your retirement date. If you elect a lump sum payment or a lump sum deferral to the Deferred Compensation Plan, this benefit will be paid or deferred, subject to approval by the Administrative Benefit Committee, within 30 days of the date of your retirement. Please see Attachment B for an explanation of this benefit and the associated election forms.

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Financial Planning Services:    You will receive Company-paid financial planning services for years 2002 and 2003 up to a maximum of $8,500 for each year. Please submit your approved invoices to Ray Hugo, 120 Tredegar Street, Richmond, Virginia 23219.

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COBRA Benefits (Dental & Vision):    Under the terms of the Consolidated Omnibus Budget Reconciliation Act (COBRA), you are eligible for continued coverage under the Company’s dental and vision benefit plans for 18 months or, if earlier, until you are covered by another group plan. After your retirement, you will automatically receive information containing the specifics of this program, along with the proper forms in order to elect continuation of coverage. Once you receive this material, it is very important that you read this information and respond within the stated guidelines, because there is only a limited amount of time to elect coverage under the COBRA provisions. If you do not receive this material by mid-February, please contact Phil Calhoun at (804) 819-2522. The 2002 monthly premium rates are as follows. As an additional benefit, if you elect this coverage, the Company will pay to you these premiums through a lump sum payment within 30 days of your retirement date. You will then be responsible for making premium payments when they become due. See attachment C.

Dental	$25.86
Vision	$ 2.04

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Stock Purchase and Loan Program:    You have an outstanding loan balance of $1,264,825 under the Company’s Executive Stock Purchase and Loan Program. You may continue to participate in the Program after your retirement, and you will continue to receive the Company’s interest rate subsidy for as long as you continue to hold the shares purchased with the loan. If you wish to cease your participation, the Company will pay for the prepayment fees and $500 administration fee, plus as additional consideration a gross up amount to cover any related income taxes on the fees. Please see Attachment D for a detailed explanation if you wish to cease your participation.

■	Home Security System: The company will continue to pay for and monitor your home security system through December 31, 2004.

Other Employment Benefits

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Restricted Stock:    You have 11,893 shares of restricted stock that will vest at the date of your retirement. The value of the shares on the vesting date (your retirement date) will be taxable income to you at that time. Applicable withholding taxes are due and payable immediately. Please see Attachment E for your choices with regard to the satisfaction of the withholding taxes and the disposition of the shares.

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Annual Incentive Bonus:    The 2001 incentive bonus will be paid at the same time as other executives and it will be based on Company performance. You will be paid $25,000 at retirement which equals  1/12 of your 2002 Target Award amount.

■	Unused Vacation: You will receive a payment in the amount of $ 64,616, less applicable withholding taxes, which represents 41days of unused 2001 and 2002 vacation.

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Qualified Retirement Plan:    You are eligible to receive a monthly benefit under the Dominion Resources Retirement Plan based upon your actual age at retirement (52.67 years of age), years of service to retirement date (22.67 years of service), salary (highest 60 consecutive months during the most recent 120 months), and estimated Social Security benefits. You cannot begin receiving a monthly benefit under this plan until you reach age 55. Once you reach age 55, you may elect to receive your monthly benefit in the form of either a straight life annuity, a joint & 50% survivor annuity, a joint & 100% survivor annuity, or a Social Security Leveling annuity. You do not have to begin your annuity at age 55; you may wait until a future date to begin receiving your monthly payments. The longer you wait before beginning your annuity, the larger the monthly benefit amount will be. The Retirement Income Election Form is included as part of Attachment F for use in making your elections.

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Retiree Medical Plan:    You are entitled to medical coverage under the terms of the Company’s retiree medical plan as in effect from time to time and based on a retirement age of 60 and 30 years of credited service . Please see Attachment G for details about the current terms of the Company’s retiree medical plan and the election forms.

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Qualified Salaried Savings Plan:    Since you deferred a portion of your salary to the Savings Plan, you have an account balance available to you at retirement. This balance will include your contributions to the plan, company matching contributions, and earnings and/or losses associated with the investment elections you selected. After your retirement, no further contributions (either employee or employer contributions) can be made to your account. Your account will continue to earn investment income based upon your investment elections.

You do have several options concerning your existing account balance. The Internal Revenue Code does not allow you to make withdrawals from a qualified savings plan without penalty until you reach age 59 ½. Any withdrawal, whether now or at a future date, will be subject to income taxes in the year of distribution. Please see Attachment H, titled Participant Options at Termination, Retirement or Disability, relating to the Dominion Salaried Savings Plan. To discuss your options further, or to make a retirement distribution election, please contact Dreyfus Retirement Services at 1-877-706-7283.

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Retiree Life Insurance:    The Company will purchase a whole life insurance policy on your behalf with a face amount of $300,000. This life insurance benefit equals 75% of your current annual base salary. The Company will make the premium payments of approximately $18,000 on an annual basis for seven years, after which time the policy will be fully paid-up. These annual premium payments will be taxable income to you, and will be reflected on a W-2 statement that will be issued by the Company to you each year.

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Company Car:    You may elect to receive your current Company car as a gift at retirement. The value of the car $ 34,465 will be taxable income to you. In lieu of the gift of the car, the Company will make a lump sum cash payment to you in the amount of $ 34,465, less applicable withholding taxes. Please see Attachment I to make your election.

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Deferred Compensation Plan:    You currently have a balance in your Deferred Compensation Plan account. In addition, you are eligible to receive the Company’s lost matching contribution to the Savings Plan due to the Internal Revenue Code Section 401(a)(17) limit for the plan year. A calculation will be done in January, 2002 to determine the amount, if any, that you may receive under the terms of the plan and deposited into your deferral account. You will also have the opportunity to defer any lump sum payments for which you may qualify under the ESRP and Benefit Restoration Plans.

Previously, you elected to receive a distribution from your account in the form of an annuity with five (5) annual installments. With an effective retirement date of February 1, 2002, your first installment is currently scheduled to begin in February, 2003. If you elect to defer your ESRP and/or Benefit Restoration Plan lump sum payments under the Deferred Compensation Plan, you may complete a revised Distribution Election Form (enclosed – Attachment J) that will apply to the entire balance in your deferral account. If you do not submit a change to this form your previous election will apply to your entire account balance. You may check your current account balances at www.Toddlink.com. After retirement, and subject to approval of the Administrative Benefits Committee, you may change your distribution schedule one time.

GENERAL RELEASE OF CLAIMS

By signing and returning one copy of this memorandum to Phil Calhoun at the Riverside Building in Richmond, you agree that the payments and benefits described in this memorandum constitute a full settlement of the Company’s obligations to you under any agreements relating to your employment. You also agree to sign and return to Phil along with this memorandum the General Release (Attachment K), and you acknowledge that you have received additional consideration as described in this memorandum in exchange for signing the General Release.

Please also return all completed forms to Phil within the enclose envelope.

Please feel free to call me at (804) 819-2020 or Phil at (804) 819-2522 about this memorandum or your retirement.

Thank you.

Sincerely,
/s/    Anne M. Grier

Anne M. Grier
Director-Executive Compensation

Agreed:

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/s/ Robert E. Rigsby
Robert E. Rigsby

12/7/01
Date

CC:	Raymond M. Hugo
Philip H. Calhoun
Personnel File

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